UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Ormat Technologies, Inc.
(Name of the Registrant as Specified In Its Charter)

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ORMAT TECHNOLOGIES, INC.
6225 Neil Road
Reno, Nevada 89511

SUPPLEMENT TO 2016 PROXY STATEMENT

The following information supplements and amends the proxy statement (the "Proxy Statement") of Ormat Technologies, Inc. ("Ormat", "we", "us", "the Company" or "our Company") furnished to stockholders of Ormat in connection with the solicitation of proxies by the Board of Directors of Ormat (the "Board") for the 2016 Annual Meeting of Stockholders.  This supplement to the Proxy Statement is being filed with the Securities and Exchange Commission ("SEC") on March 30, 2016.

THIS SUPPLEMENT CONTAINS IMPORTANT INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

DIRECTOR COMPENSATION

The following table sets forth the total compensation paid to each member of our Board during the year ended December 31, 2015:

Name	Fee Earned or Paid in Cash ($)	Options Awards($)(1)(2)	Total ($)
Gillon Beck	62,000	65,120	127,120
Yoram Bronicki(3)	885,317	None	885,317
Ami Boehm	67,500	65,120(4)	132,620
Dan Falk	82,000	65,120(4)	147,120
Robert F. Clarke	66,000	65,120(4)	131,120
David Granot	69,500	65,120(4)	134,620
Robert E. Joyal	68,500	65,120(4)	133,620
Yehudit Bronicki	61,500	None	61,500
Ravit Barniv	5,000	None	5,000
Stanley Stern	5,000	None	5,000

(1)
Represents the grant date fair value in accordance with accounting guidance for stock compensation. For a discussion of the assumptions used in reaching this valuation, see note 1 to the Summary Compensation Table.

(2)
At fiscal year-end, each non-management director held the following aggregate number of option awards:  (i) Mr. Beck held options to purchase 37,500 shares; (ii) Mr. Boehm held options to purchase 37,500 shares; (iii) Mr. Granot held options to purchase 22,500 shares; (iv) Mr. Joyal held options to purchase 22,500 shares; (v) Mr. Falk held options to purchase 30,000 shares; and (vi) Mr. Clarke held options to purchase 30,000 shares.

(3)	Includes an annual salary of $168,000, annual bonus of $640,000 and other related benefits of $77,317 payable in accordance with the terms of his employment agreement.

(4)
The amounts reported in the Options Awards column for Messrs. Boehm, Falk, Clarke, Granot and Joyal correct the corresponding amounts reported in the Director Compensation Table on page 33 of the Company’s definitive proxy statement filed with the SEC on March 25, 2016 from $65,210 to $65,120.